Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-95002) of Cameron International Corporation of our report dated June 25, 2008, with respect to the statements of net assets available for benefits of the Cameron International Corporation Retirement Savings Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and the related supplemental schedule which report appears in the December 31, 2007 annual report on Form 11-K of the Cameron International Corporation Retirement Savings Plan.

/s/ Mir•Fox & Rodriguez, P.C.

Houston, Texas
June 25, 2008